UNITED STATES
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EXICURE, INC.
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Exicure, Inc. Reports Third Quarter 2022 Financial Results and
Provides Corporate Update

CHICAGO, IL. — November 14, 2022 — Exicure, Inc. (Nasdaq: XCUR), an early-stage biotechnology company historically focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets, today reported financial results for the quarter ended September 30, 2022 and provided an update on its business strategy and corporate progress.

Corporate Update

•As previously reported, on September 26, 2022, the Company announced its commitment to a plan to wind down the Company’s existing preclinical programs, including the development of its SCN9A program, to suspend all of its research and development activities, including suspension of all partnered programs, and to implement a reduction in force where the Company reduced approximately 66% of its then-existing workforce, as well as other cost-cutting measures (collectively, the “Plan”). The purpose of the Plan was to decrease expenses, thereby, extending the Company’s cash runway, and enable the Company to maintain a streamlined organization to support key corporate functions while it continues to actively pursue strategic alternatives to maximize stockholder value.

•The reduction in force announced on September 26, 2022 is now substantially complete.

•The Company continues to actively pursue out-license opportunities for its clinical asset, cavrotolimod, as well as for its preclinical candidates, including the SCN9A program for neuropathic pain, and to pursue all strategic alternatives with the goal of maximizing stockholder value.

•As also previously reported, on September 26, 2022, the Company entered into a securities purchase agreement with CBI USA, Inc. (“CBI USA”), pursuant to which it agreed to issue and sell to CBI USA in a private placement an aggregate of 3,400,000 shares of Exicure's common stock, par value $0.0001 per share, at a purchase price of $1.60 per share (the “Private Placement”).

◦The Private Placement is expected to close in the fourth quarter of 2022, subject to the satisfaction of certain closing conditions, including the Company’s stockholders voting in favor of the Private Placement. On November 10, 2022, the Company has filed and mailed its definitive proxy statement in connection with the special meeting to be held on December 15, 2022 at which the Company’s stockholders will be asked to vote on approval of the Private Placement.
◦Immediately following the closing of the Private Placement, CBI USA will hold approximately 50.4% of the shares of the Company’s common stock. The Company expects to receive aggregate gross proceeds from the Private Placement of approximately $5.4 million, before deducting estimated offering expenses payable by Exicure.

“We look forward to the possibility of working with CBI USA to potentially pursue strategic transactions,” commented Matthias Schroff, Ph.D., Chief Executive Officer of Exicure. “While awaiting shareholder approval of the private placement transaction with CBI USA, Exicure continues to explore strategic alternatives for its existing clinical and preclinical programs to maximize stockholder value.”

Third Quarter 2022 Financial Results

Cash Position: Cash, cash equivalents and short-term investments, and restricted cash were $16.8 million as of September 30, 2022, as compared to $48.3 million as of December 31, 2021. The Company expects that its existing cash and cash equivalents (which excludes expected proceeds from the Private Placement as the Private Placement has not closed) will enable it to fund its current operations into the second quarter of 2023.

Revenue: Revenue was $2.0 million for the quarter ended September 30, 2022, reflecting an increase of $5.7 million from revenue of $(3.7) million for the quarter ended September 30, 2021. The increase in collaboration revenue of $5.7 million is mostly due to an increase in revenue related to the Company's collaboration with AbbVie, Inc. ("AbbVie") of $5.1 million, as well as an increase in revenue related to the Company's collaboration with Ipsen Biopharm Limited of $0.6 million. Revenue recognized under the Company's collaboration with AbbVie for the three months ended September 30, 2021 reflected the cumulative catchup adjustment (reduction) of revenue of $(4.5) million in connection with the change in estimate that resulted from a change in workplan during the third quarter of 2021.

Research and Development (R&D) Expense: Research and development expenses were $4.8 million for the quarter ended September 30, 2022, as compared to $16.5 million for the quarter ended September 30, 2021. The decrease in R&D expense for the three months ended September 30, 2022 of approximately $11.7 million reflects fewer clinical, preclinical, and discovery program activities and a reduction in headcount resulting from the strategic restructuring activities and discontinuation of cavrotolimod program that were announced in December 2021.

General and Administrative (G&A) Expense: General and administrative expenses were $2.4 million for the quarter ended September 30, 2022, as compared to $2.9 million for the quarter ended September 30, 2021. The decrease in G&A expense of approximately $0.5 million for the three months ended September 30, 2022 was mostly due lower compensation and related costs in connection with a lower headcount during the period resulting from the restructuring activities that were announced in December 2021 and lower accrued bonus expense in the current year period resulting from the reduction of the estimated 2022 bonus liability, as well as lower accounting costs. These lower costs in the current year period were partially offset by higher legal, consultant, and advisory costs incurred.

Net Loss: The Company had a net loss of $5.2 million for the quarter ended September 30, 2022, as compared to a net loss of $23.5 million for the quarter ended September 30, 2021. The decrease in net loss was primarily driven by lower R&D expense and higher non-cash revenue during the period.

Going Concern: Given the Company’s current cash position, operating plans and forecasted negative cash flows from operating activities over the next twelve months, management believes there is substantial doubt regarding the Company’s ability to continue as a going concern within one year after the date that its unaudited condensed consolidated financial statements for the quarter ended September 30, 2022 are issued. The Company will require substantial additional financing to address the Company’s working capital and other financing needs to pursue its business strategy. There is a significant likelihood that, without the consummation of the Private Placement, the Company will need to seek bankruptcy protection in the near term, which may result in its stockholders receiving no or very little value in respect of their shares of the Company's common stock.

About Exicure

Exicure, Inc. is an early-stage biotechnology company historically focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. The Company continues to actively pursue out-license opportunities for its clinical asset, cavrotolimod, as well as for its preclinical candidates, including the SCN9A program for neuropathic pain, and to pursue all strategic alternatives with the goal of maximizing stockholder value. For further information, see www.exicuretx.com.

Additional Information and Where to Find It

This communication is being made in respect of a proposed transaction between CBI USA and the Company. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Company has filed a proxy statement, which has been sent to all Company stockholders. The Company may also file other documents regarding the proposed transaction with the Securities and Exchange Commission (the “SEC”). BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT, AS MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.
Investors and security holders will be able to obtain free copies of the proxy statement and all other relevant documents filed or that will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by the Company may be obtained free of charge from the Company’s website at investors.exicuretx.com or by written request to the Company at Corporate Secretary, c/o Exicure, Inc., at 2430 N. Halsted Street, Chicago, Illinois 60614.

Participants in Solicitation

The Company, its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s securities is set forth in the Company’s definitive proxy statement for its special meeting of stockholders filed with the SEC on November 10, 2022. To the extent that holdings of the Company’s securities have changed since the amounts reflected in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement regarding the proposed transaction. You may obtain free copies of these documents as described in the above paragraph.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact may be deemed forward looking including, but not limited to, statements regarding: the Company’s current business plans and objectives, including the pursuit of strategic alternatives to maximize stockholder value; the expected cost-savings from the workforce reduction and estimated extended cash runway post-workforce reduction; the substantial doubt about the Company’s ability to continue as a going concern; the Company’s ability and timing to obtain stockholder approval for the completion of the Private Placement; the likelihood that the Company would need to seek bankruptcy protection without the consummation of the Private Placement and the value that the Company’s shareholders would receive in bankruptcy; the Company’s requirements for substantial additional financing to address the Company’s working capital and other financing needs; the Company’s anticipated cash runway; and the future prospects of the Company, including of the outlicensing of its cavrotolimod program. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “advance,” “believes,” “target,” “may,” “intend,” “could,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: market and other conditions; the risks that the ongoing COVID-19 pandemic and worsening global macroeconomic conditions may disrupt the Company’s business and/or the global healthcare system (including its supply chain) more severely than they have to date or more severely than anticipated; unexpected costs, charges or expenses that reduce the Company’s capital resources; the ability of the Company to obtain future collaborations, licenses or contractual relationships and/or collaborate successfully with strategic partners; regulatory developments; exposure to litigation, including patent litigation, and/or regulatory actions; the ability of the Company to protect its intellectual property rights; the effect of the announcement of the Plan or reduction in force on the ability of Exicure to retain and hire key personnel; significant transaction costs, fees, expenses and charges; and the risk of litigation and/or regulatory actions related to the Plan; the risks associated with governance and control matters in controlling investments; the failure to obtain stockholder approval of the Private Placement or the failure to satisfy any of the other conditions to the completion of the Private Placement; and the ability of the Company to comply with continued listing standards. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the Securities and Exchange Commission on November 14, 2022, as updated by the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

Media Contact:
Karen Sharma
MacDougall
781-235-3060
ksharma@macdougall.bio

###

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$15,646	$34,644
Short-term investments	—	4,497
Prepaid expenses and other assets	1,552	4,525
Total current assets	17,198	43,666
Property and equipment, net	3,032	3,927
Right-of-use asset	7,435	7,950
Other noncurrent assets	1,277	9,325
Total assets	$28,942	$64,868
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current portion of long-term debt	$—	$6,873
Accounts payable	920	3,413
Accrued expenses and other current liabilities	3,016	6,464
Deferred revenue, current	21,774	17,317
Total current liabilities	25,710	34,067
Deferred revenue, noncurrent	—	11,509
Lease liability, noncurrent	6,935	7,404
Other noncurrent liabilities	—	656
Total liabilities	32,645	53,636

Stockholders’ (deficit) equity:
Preferred stock, $0.0001 par value per share; 10,000,000 shares authorized, no shares issued and outstanding, September 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 4,964,313 issued and outstanding, September 30, 2022; 3,626,073 issued and outstanding, December 31, 2021	—	—
Additional paid-in capital	187,343	181,301
Accumulated other comprehensive loss	(1)	(2)
Accumulated deficit	(191,045)	(170,067)
Total stockholders' (deficit) equity	(3,703)	11,232
Total liabilities and stockholders’ (deficit) equity	$28,942	$64,868

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Collaboration revenue	$2,016	$(3,677)	$7,052	$(2,601)
Total revenue	2,016	(3,677)	7,052	(2,601)
Operating expenses:
Research and development expense	4,805	16,457	18,694	37,562
General and administrative expense	2,416	2,947	8,783	8,937
Total operating expenses	7,221	19,404	27,477	46,499
Operating loss	(5,205)	(23,081)	(20,425)	(49,100)
Other income (expense), net:
Dividend income	41	2	59	5
Interest income	4	8	7	139
Interest expense	—	(455)	(595)	(1,314)
Other expense, net	—	(5)	(24)	(7)
Total other income (expense), net	45	(450)	(553)	(1,177)
Net loss before provision for income taxes	(5,160)	(23,531)	(20,978)	(50,277)
Provision for income taxes	—	—	—	—
Net loss	$(5,160)	$(23,531)	$(20,978)	$(50,277)

Basic and diluted loss per common share	$(1.04)	$(8.01)	$(4.66)	$(17.14)
Weighted-average basic and diluted common shares outstanding	4,963,344	2,936,823	4,502,962	2,933,365